EXHIBIT 99.(a)(1)(v)

                                LETTER TO CLIENTS

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                                   JOULE INC.

         NOT OWNED BY THE STOCKHOLDERS OF JAC ACQUISITION COMPANY, INC.

                                       AT

                                 $1.52 PER SHARE

                                       BY

                          JAC ACQUISITION COMPANY, INC.

                                   ----------

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
      12:00 MIDNIGHT, EASTERN STANDARD TIME, ON FRIDAY, DECEMBER 19, 2003,
                          UNLESS THE OFFER IS EXTENDED

                                   ----------

                                                               November 21, 2003

TO OUR CLIENTS:

     Enclosed for your consideration are the Offer to Purchase, dated November 21, 2003 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by JAC Acquisition Company, Inc., a newly formed Delaware corporation ("Purchaser") owned by Emanuel N. Logothetis ("Mr. Logothetis"), Chairman of the Board and Chief Executive Officer of Joule Inc., a Delaware corporation ("Joule"), his sons Nick M. Logothetis and Steven Logothetis, both of whom are directors of Joule, his wife, Helen Logothetis, his daughter Julie Logothetis and John G. Wellman, Jr., President and Chief Operating Officer of Joule (Mr. Logothetis, the members of his family and Mr. Wellman, collectively referred to herein as the "Purchaser Group"), to purchase all outstanding shares of common stock, par value $0.0l per share of Joule not currently owned by the Purchaser Group (the "Shares") at $1.52 per Share, in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase. Also enclosed is the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Joule in connection with the Offer.

     WE ARE (OR OUR NOMINEE IS) THE HOLDER OF RECORD OF THE SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     Accordingly, we request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is directed to the following:

     1. The tender price is $l.52 per Share, in cash without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase.

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     2.   The Offer is being made for all outstanding shares not owned by the
          Purchaser Group.

     3. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME. ON FRIDAY, DECEMBER 19, 2003, WHICH DATE MAY BE EXTENDED.

     4. The Offer is conditioned on, among other things, (i) the tender in this Offer of a sufficient number of Shares such that, after the Shares are purchased pursuant to the Offer, Purchaser would own at least 90% of the outstanding Joule common stock (the "Minimum Tender Condition"), which would also mean that at least a majority of the total outstanding shares that are not owned by the Purchaser Group or the other executive officers and directors of Joule had been tendered (the "Majority of the Minority Condition"), and (ii) a special committee of independent directors of Joule (the "Special Committee") not having modified or withdrawn its recommendation of the Offer to stockholders of Joule unaffiliated with Purchaser and the Purchaser Group. In no event may the Majority of the Minority Condition or the Minimum Tender Condition be waived. The Offer is also subject to the other conditions set forth in the offer to Purchase. See the sections titled "The Offer, Section 1 -- Terms of the Offer" and "The Offer ,
          Section 11 -- Certain Conditions of the Offer" in the Offer to Purchase. Tendering holders of Shares ("Holders") whose Shares are registered in their own name and who tender directly to Continental Stock Transfer & Trust Company as depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, Federal income tax backup withholding at a rate of 28% may be required unless an exemption is available or unless the required tax identification information is provided. See Instruction 8 of the Letter of Transmittal.

     5. Joule has filed with the Securities and Exchange Commission (the "SEC") and provided Joule stockholders a "Solicitation/Recommendation Statement on Schedule 14D-9" (the "Schedule l4D-9"). The board of directors of Joule appointed the Special Committee authorized, as appropriate, to review, evaluate and negotiate the terms and conditions of the proposed transaction with Purchaser and the Purchaser Group on behalf of the Company's public stockholders other than the Purchaser Group. The Special Committee has recommended that stockholders tender their shares in the Offer. The Solicitation/Recommendation Statement contains additional information regarding the determination and recommendation of the Special Committee, including a discussion of the opinion of Updata Capital, Inc. (the "Fairness Opinion") delivered to the Special Committee that, as of November 11, 2003, and based on and subject to the assumptions, limitations and qualifications set forth in such Fairness Opinion, the $1.52 price per share to be received in the Offer and the Merger (as defined in the Offer to Purchase), considered as a single transaction, was fair from a financial point of view, to the Joule stockholders unaffiliated with Purchaser and the Purchaser Group being asked to tender their Shares. The Solicitation/Recommendation Statement is being sent to stockholders concurrently with the Offer to Purchase. All stockholders should review carefully the Schedule l4D-9. A discussion of the recommendation is also included in the Offer to Purchase. See "Special Factors -- Background of the Offer" and "Special Factors -- Recommendation of the Special Committee; Fairness of the Offer and the Merger" in the Offer to Purchase for more detailed information.

     6. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") with respect to such Shares) into the Depositary's account at The Depository Trust Company, (b) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase in the section titled "The Offer, Section 3 -- Procedures For Tendering Shares") in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO

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          CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED
          SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The Offer is being made only by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of the Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction where the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

     If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed.

    YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO
          SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

                        INSTRUCTIONS WITH RESPECT TO THE

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                                   JOULE INC.

         NOT OWNED BY THE STOCKHOLDERS OF JAC ACQUISITION COMPANY, INC.

     The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase, dated November 21, 2003, the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"), in connection with the offer by JAC Acquisition Company, Inc., a newly formed Delaware corporation ("Purchaser") owned by Emanuel N. Logothetis, Chairman of the Board and Chief Executive Officer of Joule, a Delaware corporation ("Joule"), his sons Nick M. Logothetis and Steven Logothetis, both of whom are directors of Joule, his wife, Helen Logothetis, his daughter Julie Logothetis and John G. Wellman, Jr., President and Chief Operating Officer of Joule (Mr. Logothetis, the members of his family and Mr. Wellman, collectively referred to herein as the "Purchaser Group"), to purchase all outstanding shares of common stock par value $0.0l per share of Joule not currently owned by the Purchaser Group (the "Shares"), at $1.52 per Share, in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 21, 2003.

     This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to                     Sign Here
be Tendered________________________
Account No:________________________     x_______________________________________
Dated:_____________________________     Print Name:_____________________________
                                        Address:________________________________
                                        Area Code and Telephone:________________
                                        Tax Identification or Social
                                        Security No.:___________________________

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